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                                                                      Exhibit 23

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-74646) pertaining to the Checkmate Electronics, Inc. Employee Incentive Stock Option Plan and the Checkmate Electronics, Inc. 1993 Stock Option Plan and in the Registration Statement (Form S-8 No. 33-93520) pertaining to the Checkmate Electronics, Inc. 1993 Stock Option Plan, the Checkmate Electronics, Inc. 1994 Directors Stock Option Plan, and the Checkmate Electronics, Inc. Non-Incentive Stock Option Agreement of our report dated February 6, 1997, with respect to the financial statements of Checkmate Electronics, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1996.



                                                            ERNST & YOUNG LLP


Atlanta, Georgia
March 25, 1997